Exhibit 10.17

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SYNTHETIC NATURAL GAS

PURCHASE AND SALE AGREEMENT

between

EAGLE ENERGY PARTNERS I, L.P.

As “Purchaser”

and

SNG Export, LLC

As “Seller”

February 13, 2007

SYNTHETIC NATURAL GAS PURCHASE AND SALE AGREEMENT

This SYNTHETIC NATURAL GAS (SNG) PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of February 13, 2007, is entered into between SNG Export, LLC a Delaware limited liability company (“Seller”) and Eagle Energy Partners I, L.P., a Texas limited partnership (“Purchaser”) (each, a “Party” and collectively, the “Parties”).

RECITALS

A. Seller proposes to develop, finance, construct, own, operate and maintain the Facility, located in Terre Haute, Indiana.

B. Seller wishes to deliver and sell to Purchaser and Purchaser wishes to purchase and take from Seller, Gas produced from the Facility based upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. Unless otherwise defined herein or in any exhibit, schedule or appendix hereto, the following terms, when used herein or in any exhibit, schedule or appendix hereto shall have the meanings set forth below.

“Agreement” means this Synthetic Natural Gas Purchase and Sale Agreement and the Appendices hereto, which are hereby incorporated herein by reference.

“Appendix” means an appendix attached to this Agreement.

“Billing Period” means each Month used for billing purposes as provided in Article X.

“BTU” means British Thermal Units.

“Business Day” means any Day except Saturday, Sunday or a weekday that is observed as a legal holiday in the state of Indiana.

“Eastern Prevailing Time” means Eastern Daylight Saving Time when such time is applicable and otherwise means Eastern Standard Time.

“Change-in-Law” means, after the Effective Date, the adoption, imposition, promulgation or modification by a Government Agency of any Law or Governmental Approval, or the issuance of an order, judgment, award or decree of a Government Agency having the effect of the foregoing.

“Change-in-Law Taxes” means any Taxes of the United States or the state of Indiana arising from a Change-in-Law and imposed on or measured by the volume or amount of consumption of coal, the production of Gas or gross revenue, gross receipts or comparable measure thereof, and whether characterized as ad valorem, sales, gross receipts, BTU, natural gas production, or other similar Tax. A Change-in-Law Tax must result in either a net increase or a net decrease in the affected Tax due by the appropriate Party and shall not include changes in Federal or state Tax Laws that have the effect of substituting a new Tax for an existing Tax (e.g., eliminate property taxes in favor of tax on natural gas). Change-in-Law Taxes shall not include any Taxes imposed by a local or municipal political subdivision of the State of Indiana or any Taxes upon or measured by the income or net income of either Party.

“Claims” means any claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys’ fees) and damages of any nature whatsoever (except workers’ compensation claims) in relation to personal injury, death or property damage incurred or made by third parties.

“Commencement of Construction” means the date on which Seller has issued to its construction contractor a full notice to proceed for the construction of the Facility in accordance with the terms of the construction contract between Seller and such contractor.

“Commercial Operation Date” means the date on which Seller provides to Purchaser a certificate stating that Commercial Operation Date has been achieved for the Facility such that the Facility is capable of producing Gas in accordance with the terms of this Agreement; provided that the Commercial Operation Date is expected to be September 1, 2009.

“Commercially Reasonable” or “Commercially Reasonable Efforts” means, with respect to any purchase or sale or other action required to be made, attempted or taken by a Party under this Agreement, such efforts as a reasonably prudent business would undertake for the protection of its own interest under the conditions affecting such purchase or sale or other action, including without limitation, the amount of notice of the need to take such action, the duration and type of the purchase or sale or other action, the competitive environment in which such purchase or sale or other action occurs, and other material considerations.

“Common Facilities” means the equipment of the Facility necessary to operate the Facility and produce Gas from the Facility including, but not limited to, any such necessary control room, machine shops, warehouse, parking, domestic water supply and waste disposal. Interconnection Facilities, and Feedstock Delivery Facilities.

“Contest” means, with respect to any Person, a contest of (a) any Governmental Approval, acts or omissions by Government Agencies or any related matters, or (b) the amount or validity of any claim pursued by such Person in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (i) appropriate notations are included in the Parties’ financial statements regarding possible liabilities in accordance with GAAP, (ii) the contesting Party could not reasonably be expected to be prevented from performing its material obligations under this Agreement pending the outcome of such contest, and (iii) during the period of such contest the enforcement of any material claim against the contesting Party is effectively stayed or reasonably protected by adequate financial reserves.

“Contract Price” means (a) for the Monthly Baseload Quantity, the Monthly Gas Index price for the Monthly Baseload Quantity minus [*] per MMBtu; (b) for the Daily Firm Quantity, the Daily Gas Index price for the Daily Firm Quantity minus [*] per MMBtu; and (c) for any Intra-Day Quantity, the Eagle Sales Price minus [*] per MMBtu.

“Contract Year” means, initially, the period commencing on the Delivery Start Date and ending on December 31 immediately thereafter, and, subsequently, each calendar year thereafter until the final Contract Year which shall include the period from January 1 of that year to the end of the Term.

“Day” means the 24-hour period beginning and ending at 12:00 midnight (Eastern Prevailing Time).

“Daily Firm Quantity” means up to 43,000 MMBTu/Day of Gas produced by the Facility and made available on a Daily basis by Seller to Purchaser at the Delivery Point.

“Daily Firm Quantity” means any Gas nominated for delivery by Purchaser from the Daily Firm Quantity in accordance with Section 6.2.

“Daily Gas Index” means the “daily” price published as the “Midpoint” price by Platt’s Gas Daily and corresponding to “Chicago-city-gates” under the Section entitled “Daily Price Survey” and in the subsection entitled “Citygates”. Should the index specified herein be discontinued, an index specified by the appropriate entity as the replacement index, if any, plus an appropriate basis differential reasonably determined by the Parties shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by mutual agreement of the Parties. If the basis of the calculation of the index specified

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

herein is substantially modified, the index as modified may continue to be used or another index may be substituted by mutual agreement of the Parties. A minor change in weighting, and minor changes in benchmarks shall not be construed as substantial modification to the index and the affected values shall be re-established in accordance with the instructions issued by the appropriate index entity.

“Default Rate” has the meaning assigned to such term in Section 10.5.

“Delivery Point” means the Interconnection Point.

“Delivery Start Date” has the meaning assigned to such term in Section 3.1.

“Dollars” or “$” means the lawful currency of the United States of America.

“Eagle Sales Price” means with respect to Intra-Day Gas, the actual, “all in” (that is inclusive of any transmission or other costs) price at which Eagle is able to make a subsequent sale of such Gas to a third party market participant.

“Effective Date” means the date of execution and delivery of this Agreement by Seller and Purchaser.

“Facility” means the gasification and SNG production facility capable of converting certain types of solid feedstock into Gas, having a Gas output capability of approximately 43,000 MMBtu per Day, and to be located on the Facility Site, together with the Common Facilities, to be constructed, supplied and delivered at the Facility Site.

“Facility Capacity” means approximately 43,000 MMBtu per Day.

“Facility Site” means the approximately ten-acre parcel of land upon the Facility will be located, 444 West Sandford Ave., West Terre Haute, Indiana 47885.

“FERC” means the Federal Energy Regulatory Commission, and any successor agency in regulatory function.

“Feedstock” means coal, petcoke or other solid feedstock used by the Facility to produce Gas together with such other materials required by the Facility for the processes that are necessary to produce Gas from the Facility.

“Feedstock Delivery Facilities” means any equipment, machinery, materials, slurry pipelines, storage facilities, rail spurs, and any other equipment, machinery or facilities necessary for the receipt of Feedstock at the Facility in sufficient amounts for Seller to use in the Facility to satisfy Seller’s Gas delivery obligations under this Agreement.

“Financial Closing Date” means the date on which (a) binding commitments to provide the financing for the estimated cost to complete construction of the Facility are issued by the Financing Parties and are effective, (b) conditions on initial borrowings are satisfied, and (c) amounts become available for initial borrowing from the Financing Parties for the construction of the Facility and the Common Facilities.

“Financing Documents” means any document relating to the financing or refinancing of the acquisition, construction, ownership, operation, maintenance or leasing of the Facility and the Common Facilities.

“Financing Parties” means institutions (including any trustee or agent on behalf of such institutions) providing financing or refinancing to Seller for the acquisition, construction, ownership, operation, maintenance or leasing of the Facility and the Common Facilities.

“Firm” means (a) that either Party may interrupt its performance without liability only to the extent that such a Party’s performance is prevented by a Force Majeure Event; provided, however, that during such Force Majeure Event, the Party invoking the Force Majeure Event may be responsible for any Imbalance Charges related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter; and (b) that the Parties shall be excused from performance without liability during periods in which Seller has properly notified Purchaser of a Scheduled Maintenance Outage for the Facility. The term “Firm” shall not be construed to excuse either Party from performance during periods in which there exists an Unscheduled Maintenance Outage of the Facility or during periods in which the Facility is unavailable due to a Forced Outage.

“Force Majeure Event” means, with respect to the Facility, an event, condition or circumstance described in Section 14.1.

“Forced Outage” means any outage of, or reduction in the Gas production of the Facility that is not due to a Force Majeure Event, a Scheduled Maintenance Outage, or an Unscheduled MAINTENANCE OUTAGE.

“Gas” or Synthetic Natural Gas” (“SNG”) means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane and constituting natural gas or synthetic natural gas.

“Gas Payment” means, for each Billing Period, the payment to be made by Purchaser to Seller, in accordance with Section 10.1.

“Gas Transportation System” means the natural gas transportation system of the Transporter to which the Facility is interconnected.

“Government Agency” means any federal, state, local, territorial or municipal government and any department, commission, board, bureau, agency, instrumentality, judicial or administrative body thereof having competent jurisdiction over the subject or Party at issue.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, exemption, variance, order, judgment, decree, guidances, policies, declarations of or regulation by any Government Agency relating to the acquisition, development, ownership, occupation, construction, start-up, testing, operation or maintenance of the Facility and Common Facilities or to the execution, delivery or performance of this Agreement.

“Imbalance Charges” means any fees, penalties, costs or charges (in cash or in kind) assessed by the Transporter (or any third party transportation provider) for failure to satisfy the Transporter’s balance and/or nomination requirements.

“Interconnection Facilities” means the interconnection facilities that shall connect the Facility with the Gas Transportation System.

“Interconnection Point” means the physical point(s) at which the Facility is connected with the Gas Transportation System.

“Interruptible” means that either Party may interrupt its performance at any time for any reason, whether or not caused by a Force Majeure Event, with no liability, except such interrupting Party may be responsible for any Imbalance Charges as related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

“Intra-Day Quantity” means any quantity of Gas that is available from the Facility and that does not constitute part of the Monthly Baseload Quantity or part of the Daily Firm Quantity.

“Intra-Day Gas” means any Gas delivered to Purchaser from the Intra-Day Quantity.

“Law” means any statute, law, rule or regulation imposed by a Government Agency, whether in effect now or at any time in the future or any judicial or administrative interpretation having the force of the foregoing.

“Lien” means, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such property of such Person.

“MMBtu” means million BTUs.

“Month” means a calendar month.

“Monthly Availability Plan” has the meaning assigned to such term in Section 6.2(b).

“Monthly Baseload Gas” means any Gas nominated for delivery by Purchaser from the Monthly Baseload Quantity in accordance with Section 6.2.

“Monthly Baseload Quantity” means up to 43,000 MMBtu/Day of Gas produced by the Facility and made available by Seller to Purchaser at the Delivery Point.

“Monthly Gas Index” means for the Monthly Baseload Quantity, the first of the Month index price published by Natural Gas Intelligence under the heading “Market Center Spot Gas Pricing”, “Upper Midwest” reference to “Chicago City-Gate”. Should the index specified herein be discontinued, an index specified by the appropriate entity as the replacement index, if any, plus an appropriate basis differential reasonably determined by the Parties shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by mutual agreement of the Parties. If the basis of the calculation if the index specified herein is substantially modified, the index as modified may continue to be used or another index may be substituted by mutual agreement of the Parties. A minor change in weighting, and minor changes in benchmarks shall not be construed as a substantial modification to the index and the affected values shall be re-established in accordance with the instructions issued by the appropriate index entity.

“Non-Conforming Gas” has the meaning assigned to such term in Section 4.2(b).

“Payment Date” has the meaning assigned to such term in Section 10.1(b).

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Government Agency.

“Purchaser” means Eagle Energy Partners I, L.P.

“Prudent Industry Practices” means any of the practices, methods, standards and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the natural gas or chemical process industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts generally conform to operation and maintenance standards recommended by the Facility’s equipment suppliers and manufacturers, the design limits and applicable Governmental Approvals and Law.

“Replacement Gas” means Gas that is (a) procured by Seller in replacement of Gas that was otherwise to have been delivered from the Facility pursuant to the circumstances described in Section 3.2, (b) procured by Purchaser in replacement of Gas that was otherwise to have been delivered from the Facility pursuant to the circumstances described in Section 3.2, and (c) procured by Purchaser during any period where Seller fails to deliver Gas pursuant to Seller’s Firm delivery obligations under this Agreement.

“Replacement Gas Costs” means (a) in the event of a failure to deliver Gas during any period in which there exists a Firm obligation on the part of Seller to deliver Gas, an amount equal to the difference between the amount of Gas required to be delivered by Seller pursuant to such Firm obligation, and the actual quantity delivered by quantity of Gas delivered by Seller and received by Purchaser for that period, multiplied by the positive difference, if any, obtained by subtracting the Contract Price for the Monthly Baseload Gas or Daily Firm Gas (as applicable), that Seller failed to deliver, from the Spot Price; or (b) in the event of a failure on the part of Purchaser to receive any Gas during any period in which there exists a Firm obligation on the part of the Purchaser to receive Gas, an amount equal to the difference between the amount of Gas required to be purchased and received by Purchaser and the actual quantity delivered by Seller and received by Purchaser for such period, multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price applicable to the Monthly Baseload Gas or Daily Firm Gas (as applicable) that Purchaser failed to receive; plus (c) in the case of (a) above, any incremental gas transportation costs incurred by Purchaser (in addition to the Transportation Costs) in delivering the quantity of Gas purchased in replacement of the Gas that Seller failed to deliver from the Replacement Gas Delivery Point or other delivery point at which Purchaser procures such Gas, to the point that Purchaser ultimately designated for delivery of the Gas, and which may include the Transportation Costs.

“Replacement Gas Delivery Point(s)” means the physical location at which Replacement Gas is delivered to the Gas Transportation System.

“Scheduled Maintenance Outage” means a time period during which the Facility is shut down or the production of Gas is reduced due to the maintenance of the Facility or the Common Facilities in accordance with Section 5.2.

“Seller” means SNG Export, L.L.C.

“Spot Price” means the price published as the Spot Price Index for the relevant Day; provided, if there is no single price published as the Spot Price Index for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of the high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

“Spot Price Index” means the “Daily Midpoint” price set forth in Gas Daily (published by Platts), or any successor publication, in the column “Daily Price Survey” under the heading “Midpoint” and further referenced as the price corresponding to “Chicago City-gates”.

“Taxes” means, with respect to any Person, all taxes, withholdings, assessments, imposts, duties, governmental fees, governmental charges or levies imposed directly or indirectly by any Government Agency on such Person or its income, profits or property as measured by the volume or amount of consumption of fuel, the production of natural gas or the provision of synthetic coal gasification, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, BTU, carbon, natural gas production or other similar taxes.

“Term” shall have the meaning assigned to such term in Section 2.1.

“Transportation Costs” means variable fuel transportation (including losses and Taxes) charged by the Transporter, including, but not limited to, any and all transportation costs applicable to the transportation of Monthly Baseload Gas, Daily Firm Gas, or Intra-Day Gas from the Delivery Point to the natural gas transportation point commonly known as the “Chicago City-Gate” and which shall also include, but not be limited to demand charges, variable charges, penalties, Imbalance Charges, the cost of fuel, and any similar or related costs or charges, and which may be imposed without regard to actual deliveries of Gas by the Transporter.

“Transporter” means “Midwestern Gas Pipeline Company”.

“Unscheduled Maintenance Outage” means a period of time during which the Facility is shut down or the production of Gas is reduced due to maintenance of the Facility or the Common Facilities which is not scheduled.

Section 1.2 Interpretation. Unless the context otherwise requires:

(a) Words singular and plural in number shall be deemed to include the other and pronouns having masculine or feminine gender shall be deemed to include the other.

(b) Subject to Section 1.2(g), any reference in this Agreement to any Person includes its successors and assigns and, in the case of any Government Agency, any Person succeeding to its functions and capacities.

(c) Any reference in this Agreement to any Section or Appendix means and refers to the Section contained in, or Appendix attached to, this Agreement.

(d) Other grammatical forms of defined words or phrases have corresponding meanings.

(e) A reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words, figures or symbols in a lasting and visible form.

(f) A reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

(g) A reference to a Party to this Agreement includes that Party’s successors and permitted assigns.

(h) A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as novated, amended, supplemented or restated from time to time.

(i) If any payment, act, matter or thing hereunder would occur on a Day that is not a Business Day or a Day in which banks are closed in New York, NY, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, shall occur on the next successive Business Day.

(j) Unless otherwise expressly provided herein any consent, acceptance, satisfaction, cooperation or approval required of a Party under this Agreement shall not be unreasonably withheld or delayed.

Section 1.3 Technical Meanings. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

ARTICLE II

TERM

Section 2.1. Term.

This Agreement shall become effective as of the Effective Date and shall continue in effect for a period ending on the date that is ten (10) years from the Commercial Operation Date (the “Term”).

ARTICLE III

COMMENCEMENT OF OPERATION AND MILESTONES

Section 3.1 Delivery Start Date.

(a) The “Delivery Start Date” shall be the earlier of (a) the

Commercial Operation Date, and (b) September 1, 2009. If Seller determines that the Facility is ready to meet the requirements for the Commercial Operation Date prior to September 1, 2009, Seller shall provide no less than thirty (30) Days notice to Purchaser in advance of the anticipated Commercial Operation Date.

(b) During commissioning of the Facility and prior to the Delivery Start Date, Purchaser shall use Commercially Reasonable Efforts to schedule and accept delivery of all Gas offered for sale by Seller, however neither party shall have an obligation to sell or accept such Gas.

Section 3.2 Consequences of Delays.

(a) If Seller does not reasonably expect to achieve the Commercial Operation Date by September 1, 2009, Seller shall provide prompt written notice to Purchaser of such expectation, the expected period of delay and the cause of the delay. Seller’s estimate of the expected period of delay shall be based on the best information obtained by Seller, and Seller shall promptly notify Purchaser of any expected changes in such period. Seller shall reimburse Purchaser for any Transportation Costs associated with any change in the anticipated Commercial Operation Date as provided in this Section 3.2; however Eagle will use Commercially Reasonable Efforts to mitigate the cost of any Transportation Costs incurred in connection with this Agreement.

(b) Notwithstanding any provision in this Agreement to the contrary, the Seller shall not be responsible for delays and any associated requirement for procuring Replacement Gas or paying Replacement Gas Costs attributable to Force Majeure Events. Nevertheless, either Party may terminate this Agreement if the Commercial Operation Date has not occurred by September 1, 2010. Upon termination pursuant to this Section 3.2(b), neither Party shall have any further liabilities with respect to this agreement, except with respect to obligations of Purchaser due or accrued prior to such termination and in the case of Seller as set forth in Article XVI.

ARTICLE IV

SALE AND PURCHASE OBLIGATIONS

Section 4.1 Sale and Purchase of Natural Gas.

(a) For every Day throughout the Term of this Agreement, beginning with the Delivery Start Date, and with the exception of periods in which there exists (i) a Scheduled Maintenance Outage; or (ii) a Force Majeure Event; Seller agrees to sell and deliver at the Delivery Point, and Purchaser agrees to purchase and receive at the Delivery Point, all Gas properly nominated in accordance with the terms of this Agreement. Sales and purchases of the Monthly Baseload Gas and Daily Firm Gas will be made on a Firm basis pursuant to the provisions of Article VI. For the first six (6)

Months after the Commercial Operation Date, all Gas made available under this Agreement shall be provided from the Daily Firm Quantity or delivered as Intra-Day Gas based on the nomination protocols of Article VI.

(b) The sole and exclusive remedy of the Parties in the event of a breach of a Firm obligation to deliver or receive Gas under this Agreement shall be the recovery of: (a) the Replacement Gas Costs owed by the Party that fails to deliver or fails to receive Gas as applicable that was nominated and confirmed pursuant to Firm delivery obligations under article VI; plus (b) any related Transportation costs incurred as a result of the breach of such Firm obligation whether in the nature of the Transportation Costs or any related transportation costs: plus (c) any penalties, Imbalance Charges, or any such similar costs incurred as a result of a breach of a Firm obligation.

(c) Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Purchaser at the Delivery Point. Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered to Purchaser, free and clear of all lines, encumbrances, and claims. Except as provided in this section 4.1(c), all other warranties, express or implied, including any warranty of merchantability or of fitness for any particular purpose, are disclaimed.

(d) In addition to the indemnification provisions otherwise set forth in this Agreement, Seller agrees to indemnify Purchaser and save it harmless from all Claims, from any and all Persons, arising from or out of claims of title, personal injury of property damage from the Gas or other charges thereon which attach before title passes to Purchaser. Purchaser agrees to indemnify Seller and save it harmless from all Claims, from any and all Persons, arising from or out of claims regarding payment, personal injury, or property damage from the Gas or other charges thereon which attach after title passes to Purchaser.

Section 4.2 Measurement and Quality of SNG.

(a) The unit of quantity measurement for all Gas provided under this Agreement shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Transporter which shall be considered the “receiving transporter” for such purposes.

(b) All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Transporter. In the event that Gas delivered by Seller hereunder fails to conform to the specification of the Transporter (“Non-Conforming Gas”) and upon notice of such non-conformance by the Transporter, Seller immediately shall exercise Commercially Reasonable Efforts to correct such non-conformity and shall provide to Purchaser an estimate of the duration and extent of such failure to conform. Seller shall pay any costs incurred by Purchaser and shall pay any costs, liabilities, or penalties charged by Transporter (whether charged to Seller or to Purchaser) as a result of Seller delivering Non-Conforming Gas.

ARTICLE V

OPERATION OF THE FACILITY AND THE COMMON FACILITIES

Section 5.1 Operation and Maintenance of the Facility and the Common Facilities.

(a) Seller shall operate and maintain or cause the operation and maintenance of the Facility and Common Facilities in accordance with Prudent Industry Practices and otherwise in accordance with this Agreement.

Section 5.2 Scheduled Maintenance.

(a) At least (60) days prior to: (i) the anticipated Commercial Operation Date, and (ii) at least sixty (60) Days prior to the beginning of each subsequent Contract Year, Seller shall submit to Purchaser a proposed schedule for Scheduled Maintenance Outages for the upcoming period. Within ten (10) Days after Seller has provided to Purchaser the proposed schedule for Scheduled Maintenance Outages, Purchaser may request that Seller re-schedule any such Schedule Maintenance Outage and Seller shall exercise Commercially Reasonable Efforts to effectuate the requested change in schedule. If the requested changes would result in additional costs to seller, Seller shall notify Purchaser of such additional costs. Upon receipt of the foregoing notification from Seller, if Purchaser wishes for Seller to proceed with the proposed changed schedule, Purchaser shall so notify Seller and shall reimburse Seller for Seller’s reasonable additional costs as were described in Seller’s notice to Purchaser; otherwise Seller shall proceed in accordance with the schedule set forth in Seller’s notice hereunder. Seller shall use Commercially Reasonable Efforts to minimize any costs reimbursable by Purchaser under this Section 5.2(a). In addition to the foregoing, Seller acknowledges that Purchaser will rely on the Scheduled Maintenance Outages for purposes of planning Purchaser’s Gas requirements. Thus, provided that Seller complies with the notice provisions set forth in this Section 5.2(a), Seller shall not be obligated to provide Replacement Gas or to pay Replacement Gas costs during any period of Scheduled Maintenance Outage. If the period of any Scheduled Maintenance Outage extends beyond the period described in Seller’s notice to Purchaser describing the nature and duration of the Scheduled Maintenance Outage, then such additional period shall be considered an Unscheduled Maintenance Outage and Seller shall thereafter be obligated to provide Gas consistent with any prior Firm obligation and Purchaser’s rights to receive Gas during an Unscheduled Maintenance Outage. The obligation to pay Replacement Gas Costs shall not apply to Scheduled Maintenance Outages otherwise during the first six (6) Months after the Commercial Operation Date.

(b) As a result of changing Facility conditions during operation, the Seller may amend the Scheduled Maintenance Outage schedule at any time by providing at least 30 Days written notice to Purchaser. If an amended schedule for a Scheduled Maintenance Outage is received by the Purchaser, the Purchaser may then request re-scheduling as per Section 5.2 (a).

(c) The years in which a major maintenance event shall occur with respect to the Facility shall be determined by the Seller. Notwithstanding the foregoing or any provision herein, Seller shall use Commercially Reasonably Efforts to complete any Scheduled Maintenance Outage in a timely manner and place the Facility back into full operation as soon as possible.

Section 5.3 Schedule Information. Seller shall provide to Purchaser the Commencement of Construction date and Monthly reports on the status of construction through the final Commercial Operation Date.

Section 5.4 Permits; Compliance with Laws.

(a) Subject to the right of Contest, Seller shall, at its expense, acquire and maintain in effect, from any and all Government Agencies with jurisdiction over Seller and/or the Facility, all Governmental Approvals, in each case necessary (i) for the construction, operation and maintenance of the Facility in accordance with this Agreement, and (ii) to permit the Facility to operate and perform its obligations as contemplated by this Agreement.

(b) Subject to the right of Contest, Seller shall, at all times, comply with all Laws and Governmental Approvals applicable to it and/or to the Facility, including all environmental laws in effect.

(c) Subject to the right of Contest, Purchaser shall, at all times, comply with all Laws necessary for Purchaser to perform its obligations under this Agreement.

Section 5.5 Operation Procedures. Purchaser and Sellers shall develop written interface operating procedures no later than ninety (90) Days before the anticipated Commercial Operation Date. The operating procedures shall establish the protocols under which the Parties shall perform their respective responsibilities under this Agreement and shall include but shall not necessarily be limited to, the method of Day-to-Day communications, key personnel lists for Seller and Purchaser, and outage reporting.

Section 5.6 Exclusive. Unless the Purchaser fails to accept Gas produced from the Facility, Seller shall not sell, deliver or offer any portion of the Gas output of the Facility to any Person other than Purchaser during the Term. Notwithstanding the foregoing, Seller may make sales of Gas from the Facility to third parties where such sales are a necessary part of the ongoing administration of Gas supplies. Thus, by way of example, but not limitation, Seller may provide Gas from the Facility to third parties where Seller has made arrangement for Gas to be delivered from an alternate source.

ARTICLE VI

NOMINATION AND DELIVERY

Section 6.1 Nomination. The nomination and scheduling of Gas from the Facility shall be consistent with the design limits, Prudent Industry Practices and equipment manufacturers’ then current guidelines and recommendations generally applicable to such equipment. The Facility shall however be fully capable of providing a quantity of Gas up to the Facility Capacity during each Day of the Term and Seller shall operate the Facility so as to deliver the Monthly Baseload Quantity or the Daily Firm Quantity as the case may be subject only to Force Majeure Events and Scheduled Maintenance Outages. In connection with the foregoing, the Parties acknowledge that it is the fundamental basis of their arrangement, that Seller make available to Purchaser and that Purchaser take all Gas produced by the Facility, subject to the nominations protocols set forth in this Article VI and the limitations in Section 5.6, and that Purchaser accept delivery and nominate the Gas made available by Seller, during each Day of the Term, subject only to Force Majeure Events and Scheduled Maintenance Outages. Where the Facility produces Gas that is not nominated as part of a Monthly Baseload Quantity or a Daily Firm Quantity, such Gas shall be deemed to be Intra-Day gas. The Parties acknowledge that there may be a number of circumstances where Gas is delivered as Intra-Day Gas. These circumstances include, but are not necessarily limited to the delivery of Gas on an intra-Day basis following a return to operation of the Facility after the expiration of a Force Majeure Event, or the completion of a Scheduled Maintenance Outage.

Section 6.2 Nomination Process.

(a) The Parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each Party shall give the other Party timely prior notice, sufficient to meet the requirements of all Transporter(s) involved in transactions under this Agreement, of the quantities of Gas to be delivered and purchased each Day. Should either Party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the quantity of Gas scheduled for delivery with the Transporter, such Party shall promptly notify the other Party and make Commercially Reasonable efforts to avoid the imposition of any Imbalance Charges.

(b) Seller shall notify Purchaser each Month of the Term of the total amount of Gas that Seller has available for delivery during any upcoming Month of the Term (“Monthly Availability Plan”). The Monthly Availability Plan shall be communicated to Purchaser by written notice not later than 9:00 a.m. Eastern Prevailing Time on the sixth (6th) Business Day preceding the first Day of the Month for which such nomination applies and include volumes designated as Monthly Baseload Quantity or Seller’s anticipated Daily Firm Quantity. The Monthly Availability Plan may identify certain volumes as part of the Monthly Baseload Quantity and may identify certain volumes as part of the Daily Firm Quantity for the same Month.

(c) Once the Monthly Baseload Quantity for a particular Month is identified in the Monthly Availability Plan, the Monthly Baseload Quantity shall constitute a Firm obligation of Seller to deliver the quantity specified by Seller in the Monthly Availability Plan each Day for such Month and shall constitute a Firm obligation of Purchaser to purchase and receive the Monthly Baseload Quantity during each Day of the same Month. Thus, on each Day of the Month for which the Monthly Baseload Quantity is established, Seller shall deliver the Monthly Baseload Quantity to Purchaser and Purchaser shall accept the Monthly Baseload Quantity from Seller.

(d) If as part of any Monthly Availability Plan, Seller designates certain volumes to be treated as part of a Daily Firm Quantity for that Month, then the following Daily protocols for nominating deliveries of Gas from the Facility to Purchaser shall apply. On each Day of the Month in which a Daily Firm Quantity has been designated in the Monthly Availability Plan, Seller will also advise Purchaser on a Daily basis of the continued availability of the Daily Firm Quantity, if any, that Seller will make available to Purchaser for an upcoming Day of such Month. Notice of the available Daily Firm Quantity must be communicated to Purchaser by Seller in writing or by telephone not later than 8:30 a.m. Eastern Prevailing Time on the Business Day preceding the Day or Days (including non-Business Days), for which the identified Daily Firm Quantity is available. Once the aforementioned notice received, Purchaser shall nominate the Daily Firm Quantity for an upcoming Day and such volume shall then constitute a Firm obligation of Seller to deliver the nominated Daily Firm Quantity and a Firm obligation of Purchaser to purchase and receive the nominated Daily Firm Quantity. Any portion of the Daily Firm Quantity that is not confirmed in accordance with the foregoing, shall be deemed to be Intra-Day Gas.

(e) In addition to the foregoing, where Gas is produced from the Facility that was not previously committed as part of the Daily Firm Quantity or the Monthly Baseload Quantity, such Gas shall be delivered to Purchaser as Intra-Day Gas. All Intra-Day Gas shall be delivered and received on an Interruptible, as-available basis.

(f) Seller may or may not identify a Monthly Baseload Quantity for any Month of the Term. However, where no Monthly Baseload Quantity is identified in the Monthly Availability Plan, Seller and Purchaser shall nevertheless observe the nomination protocols set forth in Section 6.2(d) relating to the Daily Firm Quantity. Consistent with the basis for the establishment of the Monthly Availability Plan, and the commitment that Gas be made available to Purchaser at all times during the Term, Seller may not operate the Facility during periods where the Monthly Availability Plan has indicated that the Facility will be unavailable.

(g) Where there exists an Unscheduled Maintenance Outage of the Facility, and for the sole purpose of establishing the basis upon which Replacement Gas Costs are calculated, it shall be deemed that for each Day of the Unscheduled Maintenance Outage, Seller has committed a quantity of Gas to Purchaser as Daily Firm Gas equal to the Facility Capacity except for the Day in which the Facility returns to service, in which case the Gas actually produced by the Facility shall be deemed to be Intra-Day Gas.

ARTICLE VII

INTERCONNECTION, RISK OF LOSS, IMBALANCES

Section 7.1 Interconnection Point. Seller shall deliver all Gas provided under this Agreement to the Interconnection Point. Seller shall deliver all Replacement Gas to the Replacement Gas Delivery Points or at such other points as may be mutually agreed upon by Purchaser and Seller. Seller shall have the responsibility, at its expense, to deliver Gas from the Facility to the Interconnection Point. At the request of Seller, Purchaser shall use reasonable efforts to assist Seller in its negotiations with the applicable transportation provider to allow interconnection of the Facility with the transporter’s system. Seller and Purchaser shall develop a strategy as needed to pursue the applicable interconnection agreements, undertake negotiations and ensure that the Facility has the capabilities to interconnect with the underlying gas transportation system at the Interconnection Point.

Section 7.2 Risk of Loss.

(a) As between the Parties, Seller shall be deemed to be exclusive control (and responsible for any property damages or injuries to Persons caused thereby) of all Gas delivered hereunder prior to the Delivery Point or the Replacement Gas Delivery Point (as applicable) and Purchaser shall be deemed to be in exclusive control (and responsible for any property damages or injuries to persons caused thereby) of the Gas delivered hereunder at and from the Delivery Point or the Replacement Gas Delivery Point (as applicable).

(b) The Parties shall use Commercially Reasonable Efforts to avoid imposition of any Imbalance Charges. If Purchaser or Seller receives an invoice from a Transporter that includes Imbalance Charges, the Parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Purchaser’s receipt of quantities of Gas greater than or less than the quantity of Gas confirmed by Seller and Purchaser as verified with the Transporter, then Purchaser shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the amount of Gas confirmed by Purchaser and Transporter, then Seller shall pay for such Imbalance Charges or reimburse Purchaser for such Imbalance Charges paid by Purchaser.

ARTICLE VIII

FEEDSTOCK ARRANGEMENTS

Section 8.1 Feedstock Delivery Facilities.

(a) At no cost to Purchaser and to the extent not otherwise comprising a part of the Facility, Seller shall obtain, or cause to be obtained, all

Governmental Approvals for the ownership, construction, operation and maintenance of the Feedstock Delivery Facilities; (ii) construct, or cause to be constructed, the Feedstock Delivery Facilities in a timely manner, in accordance with applicable Law, Government Approvals and Prudent Industry Practices and with a capacity sufficient to deliver Feedstock to the Facility to meet Seller’s Gas delivery obligations under this Agreement; and (iii) operate and maintain, or cause to be operated and maintained, the Feedstock Delivery Facilities in accordance with applicable Law and Government Approvals, in each case, subject to the right of Contest.

(b) Seller shall obtain transportation services (either through ownership or through contract with a third party owner) for the delivery of Feedstock in sufficient quantities to operate the Facility at least at a level necessary to meet Seller’s Gas delivery obligations under this Agreement.

ARTICLE IX

CONDITIONS SUBSEQUENT TO EFFECTIVENESS OF AGREEMENT

Section 9.1 Condition Subsequent. The obligation of the Parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of the following conditions on or before the dates specified in this Section 9.1, unless waived or amended or amended in writing by the Parties:

(a) The Financial Closing Date shall be achieved by Seller on or before August 31, 2007. In the event that the Financial Closing Date does not occur by August 31, 2007, either Purchaser or Seller may terminate this Agreement without liability, by giving written notice thereof to the other. Upon receipt of such notice by the other Party, this Agreement shall terminate and be of no further force and effect, and neither Party shall have any further obligations or liability hereunder. Seller shall provide Purchaser with written Monthly updates as to the status of the Financial Closing Date from the Effective Date through the expected Financial Closing Date. The Monthly updates shall specify the anticipated Financial Closing Date. On June 30, 2007 and on the first of each Month thereafter until December 1, 2007. Seller will also provide updates to Purchaser as to the status of financial closing. The foregoing notices shall provide updates as to the status of financial closing, the anticipated Financial Closing Date and any remaining items to be completed as a condition to financial closing.

(b) Notwithstanding the provisions of Section 9.1(a), if Seller terminates this Agreement in accordance with Section 9.1(a), and subsequently reaches the Financial Closing Date on or before November 30, 2007, or Seller elects to develop the Facility or any other similar on the Facility Site on or before November 30, 2007, then this Agreement shall, at Purchaser’s election, be deemed to be reinstated and the obligations of Seller and Purchaser revived in accordance with the terms of this Agreement. If Seller fails to achieve financial closing on or before November 30, 2007, then this Agreement shall remain subject to any prior termination notice provided by Seller pursuant to Section 9.1(a).

(c) Purchaser shall have executed a contract for firm transportation with the Midwestern Gas Pipeline Company on or before February 1, 2008, on terms suitable to Purchaser and Seller, including, but not limited to rate, the timing of demand charges, expense mitigation, overall length of term and the terms of assignment to any third party including Seller. If a contract as described in this Section 9.1(c) is not executed on or before February 1, 2008, then either Purchaser or Seller may terminate this Agreement without liability, by giving written notice thereof to the other. Upon receipt of such notice by the other Party, this Agreement shall terminate and be of no further force and effect, and neither Party shall have any further obligations or liability hereunder.

ARTICLE X

BILLING AND PAYMENT

Section 10.1 Gas Payments. Except as expressly provided herein, for each Billing Period, Purchaser shall pay to Seller a Gas Payment in an amount equal to the product of (a) the total amount of Monthly Baseload Gas, the total amount of Daily Firm Gas, and the total amount of Intra-Day Gas delivered to and actually received by Purchaser; times (b) the respective Contract Prices corresponding to the Monthly Baseload Gas, Daily Firm Gas, and Intra-Day Gas. In addition to the foregoing, the Monthly Gas payment shall be automatically adjusted during any Contract Year in which Seller’s obligation to pay Replacement Gas Costs reaches the Yearly LD Limit. If at any time during a Contract Year, Seller’s aggregate obligation to pay Replacement Gas Costs reaches the Yearly LD Limit (regardless of actual payment), then as of the date that such Yearly LD Limit is achieved, the Contract Price for all deliveries of Gas that occur on such date and thereafter until the end of the same Contract year shall be the Daily Index Price minus $0.10 per MMBtu. Upon commencement of the next succeeding Contract Year following the adjustment to the Contract Price as provided in the preceding sentence, the Gas Payment shall once again be calculated based on the Contract Price corresponding to the particular nature of delivered Gas as set forth in the first sentence of this Section 10.1.

Section 10.2 Adjustment for Transportation. For each Billing Period, the Gas payment shall be adjusted by an amount equal to the total Transportation Costs charged or credited to Purchaser for the same Billing period. Seller’s obligation to reimburse Purchaser for the Transportation Costs shall not be dependent upon actual deliveries of Gas. Thus, Seller shall reimburse Purchaser for all Transportation Costs incurred by Purchaser where deliveries of Gas are interrupted due to a Force Majeure Event, Scheduled Maintenance Outage, Unscheduled Maintenance Outage, Forced Outage, or any other circumstance, it being understood that Seller’s obligation to reimburse Purchaser for Transportation Costs is absolute for the Term of this Agreement. Purchaser shall provide, upon the request of Seller, a detailed breakdown of all Transportation Costs incurred by Purchaser pertaining to the Monthly Baseload Gas, the Daily Firm Gas, and any Intra-Day Gas delivered to Purchaser during a particular Billing Period. Purchaser shall not be obligated to Contest any Transportation Costs incurred; however, Purchaser may undertake a Contest of the Transportation Costs in Purchaser’s reasonable discretion. If any Contest by Purchaser of the Transportation Costs results in a refund to Purchaser, Purchaser shall return the amount of any such refund to Seller within thirty (30) Days of Purchaser’s receipt of such refund from the Transporter.

Section 10.3 Billing and Payment.

(a) Seller shall prepare and render to Purchaser within five (5) Business Days after the end of each Billing Period a statement detailing Seller’s calculation of the payments due to Seller for such Billing Period. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Monthly Baseload Gas and Daily Firm Gas nominated in accordance with Section 6.2 and otherwise based on Seller’s reasonable estimate of the amount of Intra-Day Gas produced by the Facility during the Month. The invoiced quantity will then be adjusted to the actual quantity in the statement for the next following Billing Period or as soon thereafter as actual delivery information is available.

(b) Subject to the netting provisions of this Agreement, Purchaser shall remit the amount due under Section 10.3(a), in immediately available funds to the account specified from time to time by Seller plus or minus the amount of any Transportation Costs incurred by Purchaser, on or before the later of the 25th Day of Month following Month of delivery; or ten (10) Days after receipt of the invoice by Purchaser (provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date) (the “Payment Date”). In the event any payments are due Purchaser hereunder, payment to Purchaser shall be made in accordance with this Section 10.1(b).

(c) In the event payments become due from either Party for Replacement Gas Costs, the performing Party may submit an invoice to the nonperforming Party for payment setting forth the basis upon which the Replacement Gas Costs were calculated. Payment from the nonperforming Party will be due in accordance with Section 10.3 (b) above.

(d) If either Party disputes the accuracy of an invoice, the Parties shall use their best efforts to resolve the dispute in accordance with Section 17.1. Any adjustments which the Parties may subsequently agree to make with respect to any such billing dispute shall be made by a credit or additional charge on the next invoice rendered. If the Parties are unable to resolve the dispute in this manner, any amounts remaining in dispute as of the due date for such Billing Period or thereafter on subsequent bills for the same reason may be withheld pending final resolution of the dispute in accordance with Section 17.2, provided that any undisputed amount shall be promptly paid; and provided, further, that amounts paid as a result of the settlement or other resolution of a dispute shall be paid with interest thereon from the original due date as provided in Section 10.5.

Section 10.4 Other Payments. Subject to the Parties’ right to review payments made hereunder, any amounts, other than those specified in Section 10.1, due to either Party under this Agreement shall be paid or objected to within twenty (20) Days following receipt by the other Party of an itemized invoice from the Party to whom such amounts are due setting forth, in reasonable detail, the basis for such payment. Payments made hereunder shall, for a period of not longer than one year, remain subject to adjustment based on billing adjustments by third parties which would affect payment obligations of either Party.

Section 10.5 Currency of Payment and Netting. Notwithstanding anything contained in this Agreement, all payments to be made by either Party under this Agreement shall be made in Dollars by wire transfer immediately available funds. The Parties shall net all undisputed amounts due and owing, and/or past due, arising under this Agreement such that Party owing the greater amount shall make a single payment of the net amount to the other Party in accordance with Section 10.1.

Section 10.6 Records. Either Party shall have the right, upon reasonable prior written notice to the other Party, to examine and/or make copies of the records and data of the other Party relating to this Agreement at any time during normal business hours during the period such records and data are required to be maintained. All such records and data shall be maintained for a minimum of three (3) years after the creation of such record of data. If any such examination reveals any inaccuracy in any statement prior to the lapse of two years from the rendition thereof, the Party discovering such inaccuracy shall promptly deliver a statement setting forth in reasonable detail the basis and amount of the proposed adjustment. Any such statement shall be due and payable and subject to dispute in the same manner provided for the Monthly bills under this Article X; provided that, the amount due shall be adjusted to reflect accrued interest from the original due date at the Default Rate; and provided further that this provision of this Agreement will survive any termination of the Agreement for a period of two (2) years from the date of such termination for the purpose of such statement and payment objections.

Section 10.7 Default Interest. If any payment due from either Party under this Agreement shall not be paid when due, including, without limitation, any withheld disputed amounts determined to be due such Party, there shall be due and payable to the other Party compensation thereon, calculated at a rate equal to the lesser of two percent (2%) over the prime rate announced from time to time by The Chase Manhattan Bank (or its successor bank) or the highest rate allowable by Law (the “Default Rate”) as it changes from time to time from the date on which such payment became overdue to and until such payment is paid in full.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES;

ADDITIONAL COVENANTS OF SELLER AND PURCHASER

Section 11.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the Effective Date as follows:

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and is qualified and in good standing in each other jurisdiction where the failure to qualify would have a material adverse effect upon Seller’s performance under this Agreement, and Seller has the full legal right power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement have been and performance of its obligations under this Agreement by Seller have been or will be duly authorized by all necessary member action, and do not and shall not require any consent or approval of Seller’s members which has not been obtained or as to performance, such consent or approval as shall be obtained as necessary for such performance, and each such consent and approval that have been obtained is in full force and effect.

(c) The execution, delivery and performance of its obligations under this Agreement do not:

(i) violate any provision of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Seller or any provision of the organizational documents of Seller, the violation of which could reasonably be expected to have a material adverse on the ability of Seller to perform its obligations under this Agreement,

(ii) result in a breach of or constitute a default under any provision of the organizational documents of Seller,

(iii) result in a breach of or constitute a default under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or

(iv) result in, or require the creation or imposition of any mortgage, deed of trust, pledge, Lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

(d) This Agreement constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at Law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and concepts of materiality, reasonableness, good faith and fair dealing.

(e) There is no pending or, to the best of Seller’s knowledge, threatened action or proceeding affecting Seller before any court. Government Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the ability of Seller to perform its obligations hereunder , except with respect to Governmental Approvals which are expected to be obtained as required to enable Seller to perform its obligations under this Agreement, or that purports to affect the legality, validity or enforceability of this Agreement.

Section 11.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date as follows:

(a) Purchaser is a limited partnership duly organized and validly existing and in good standing under the Laws of Texas and has the full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement have been and performance of its obligations under this Agreement by Purchaser have been or will be duly authorized by all necessary corporate action, and do not and shall not require any consent or approval of Purchaser’s General Partner which have not been obtained or as to performance, such consent or approval as shall be obtained as necessary for such performance, and each such consent and approval that has been obtained is in full force and effect.

(c) The execution, delivery and performance of its obligations under this Agreement do not:

(i) violate any provision of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Purchaser, the violation of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement,

(ii) result in a breach of or constitute a default under any provisions of the articles of incorporation or by-laws of Purchaser,

(iii) result in a breach of or constitute a default under any agreement relating to the management or affairs of Purchaser or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Purchaser is a party or by which Purchaser or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or

(iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, Lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Purchaser, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(d) This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at Law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(e) There is no pending, or, to the best of Purchaser’s knowledge, threatened action or proceeding affecting Purchaser before any court, Government Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or the ability of Purchaser to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

Section 11.3 Certificates. Each of Purchaser and Seller shall, upon the request of the other Party, deliver or cause to be delivered from time to time to the other Party certifications of its officers, accountants, engineers or agents as to such matters as either Party may reasonably request in connection with such Parties’ obligations under this Agreement.

Section 11.4 Books and Records; Information. Each of Purchaser and Seller shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to its business and affairs in accordance with GAAP consistently applied.

ARTICLE XII

TAXES

Section 12.1 Taxes and Fees.

(a) Seller shall be responsible for the payment of, and the payments to Seller hereunder shall not be subject to adjustment for, Taxes imposed on Seller and its property. Purchaser shall be responsible for the payment of, and no amount payable by Seller to Purchaser shall be subject to adjustment for Taxes imposed on Purchaser and its property . In addition, Seller shall be responsible for and shall bear the risk of any Change-in-Law Taxes imposed on Seller, or the Facility.

(b) With respect to the Gas deliveries hereunder, Seller shall pay or cause to be paid all Taxes on or with respect to the Gas prior to the Delivery Point(s). Purchaser shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a Party is required to remit or pay Taxes that are the other Party’s responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes. Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.

ARTICLE XIII

INSURANCE

Section 13.1 Insurance Required. Seller shall carry and maintain or cause to be carried and maintained no less than the insurance coverages generally described in Section 13.2, applicable to all operations undertaken by Seller and Seller’s personnel in the minimum amounts (limits) that are typical of policies procured by third parties that own and operate projects similar to the Facility, and that are otherwise prudent in the context of the ownership and operation of the Facility. The required insurance coverages shall be in effect not later than the Commencement of Construction on the Facility Site and shall be maintained in effect throughout the Term of this Agreement.

Section 13.2 Evidence and Scope of Insurance.

(a) Seller shall, no later than ten (10) Days after the required effective date hereunder and thereafter on or before the renewal date of applicable policy, cause each insurer or authorized agent to provide Purchaser with two original copies of insurance certificates reasonably acceptable to Purchaser evidencing the effectiveness of the insurance coverages required to be maintained. A complete copy of each policy shall be provided to Purchaser upon request.

(b) All such insurance policies shall:

(i) name Purchaser as an additional insured (except in the case of worker’s compensation insurance) and shall contain a Contractual Liability Endorsement and a “Cross-Liability” or “Severability of Interest” Endorsement;

(ii) be endorsed to waive any and all Rights of Subrogation against Purchaser and Purchaser’s officers, directors, affiliates, agents, and provide that Purchaser shall receive from each insurer thirty (30) Days’ prior written notice of non-renewal, cancellation of, or significant reduction in coverage of, any of such policies (except that such notice period shall be ten (10) Days in case of non-payment or premiums);

(iii) be written by one or more nationally reputable insurance companies authorized to do business in Ohio and be rated A VII or higher by A.M. Best Company or with security otherwise acceptable to Purchaser.

(c) All liability insurance policies shall be written on an occurrence basis (unless procured from AEGIS on a claims made basis and, except in the case of negligence on the part of Purchaser, shall be primary for covered losses, as respects any claims, losses, damages, expenses, or liabilities arising out of this Agreement. Any insurance carried by Purchaser shall be excess of and noncontributory to insurance afforded by Seller.

(d) Any and all premiums and deductibles and/or any other charges due with respect to such policies of insurance shall be assumed by, for the account of, and at Seller’s sole risk.

(e) The insurance certificates shall indicate that the insurance policies have been endorsed as described above.

ARTICLE XIV

FORCE MAJEURE EVENT

Section 14.1 Force Majeure Event Defined.

(a) As used in this Agreement, “Force Majeure Event” shall mean causes or events that are beyond the reasonable control of, and without the fault or negligence of, the Party claiming such Force Majeure Event, including, without limitation, acts of God; unusually severe actions of the elements such as floods, hurricanes, or tornadoes; sabotage; terrorism; war; strikes, lockouts, riots or public disorders; freezing of wells or lines of pipe; and actions or failures to act of any Government Agency (including expropriation, requisition, Change-in-Law) to the extent preventing or delaying the performance of the Party claiming excuse under this Agreement.

(b) Force Majeure Event shall not include: (i) the failure of performance (in the absence of an event of the type described in Section 14.1 (a)) of third-party suppliers of goods or services, including, without limitation, a defect in the manufacture, design or installation of the Facility, or the ability of a transporter to receive Gas; (ii) the unavailability of equipment which could reasonably have been avoided by compliance with Commercially reasonable efforts; (iii) changes in market conditions that affect the price of fuel, natural gas, or gasification services; (iv) any failure to operate or maintain the Facility in compliance with Prudent Industry Practices; (v) the failure to timely apply for or to obtain Governmental Approvals for the construction or operation of the Facility; (vi) a Scheduled Maintenance Outage; (vii) an Unscheduled Maintenance Outage; or (viii) a Forced Outage.

Section 14.2 Applicability of Force Majeure Event. Neither Party shall be in breach or liable for any delay or failure in its performance under this Agreement to the extent such performance is prevented or delayed due to a Force Majeure Event, provided that:

(a) the non-performing Party shall give the other Party written notice within forty eight (48) hours of the commencement of the Force Majeure Event, with details to be supplied within ten (10) Days after the commencement of the Force Majeure Event further describing the particulars of the occurrence of the Force Majeure Event. After such commencement the non-performing party shall be excused for breach or liability for any delay or failure in its performance hereunder;

(b) the delay in performance shall be of no greater scope and of no longer duration than is directly caused by the Force Majeure Event;

(c) the Party whose performance is delayed or prevented shall proceed with Commercially Reasonable Efforts to overcome the events or circumstances preventing or delaying performance and shall provide weekly written progress reports to the other Party during the period that performance is delayed or prevented describing actions taken to remedy the consequences of the Force Majuere Event, the schedule for such actions and expected date by which performance shall no longer be affected by the Force Majeure Event;

(d) when the performance of the Party claiming the Force Majeure Event is no longer being delayed or prevented, that Party shall give the other Party written notice to that effect; and

(e) except as specifically provided in this Article XIV, a Force Majeure Event shall not excuse any obligation to make any payments that are otherwise due and payable pursuant to this Agreement.

Section 14.3 Other Effects of Force Majeure Events.

(a) If any Force Majeure Event claimed by a Party shall continue for more than twelve Months from the date of notice provided by such Party in Section 14.2(a), then the other Party may, at any time following the end of such period, terminate this Agreement upon 30 Days written notice to the affected Party, without further obligation by the terminating Party, except as to payment of any costs and liabilities incurred prior to the effective date of such termination; provided, such notice of termination must be given during the period that performance continues to be delayed or prevented by the Force Majeure Event.

ARTICLE XV

TERMINATION AND DEFAULT

Section 15.1 Event of Default.

(a) The occurrence of any one of the following shall constitute an Event of Default with respect to Seller:

(i) Seller shall fail to make payments for undisputed amounts due under this Agreement to Purchaser within five (5) Business Days after notice from Purchaser that such payment is due;

(ii) Seller shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar Law; or (d) take any action for the purpose of effecting any of the foregoing and Seller shall fail to cure such action or failure within sixty (60) days;

(iii) A proceeding or case shall be commenced, without the application or consent of Seller , in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a receiver, custodian, liquidator or the like of Seller or of all or any substantial part of its assets; or (c) similar relief in respect of Seller under any Law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, or the composition or adjustment of debt, and such proceeding shall remain in effect, for a period of one hundred twenty (120) days;

(iv) Seller makes an assignment of this Agreement in violation of Section 18.2 unless cured within (30) Days after notice thereof by Purchaser;

(v) Any representation made by Seller under Article XI shall be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Purchaser; or

(vi) Seller shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due), and such failure shall continue uncured for thirty (30) Days after notice thereof by Purchaser, provided that if such failure is not capable of being cured within such period of thirty (30) Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Seller is exercising reasonable diligence to cure such failure.

(b) The occurrence of any one of the following shall constitute an Event of Default with respect to Purchaser:

(i) Purchaser shall fail to make payments for undisputed amounts due under this Agreement to Seller within five (5) Business Days after notice from Seller that such payment is due;

(ii) Purchaser shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar Law; or (d) take any action for the purpose of effecting any of the forgoing and Purchaser shall fail to cure such action or failure within sixty (60) Days;

(iii) A proceeding or case shall be commenced, without the application or consent of Purchaser, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debt, dissolution or winding up, or composition or readjustment of its debt; (b) the appointment of a receiver, custodian, liquidator or the like of Purchaser or of all or any substantial part of its assets; or (c) similar relief in respect of Purchaser under any Law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts, and such proceeding shall remain in effect, for a period of 120 Days;

(iv) Seller makes an assignment of this Agreement in violation of Section 18.2 unless cured within thirty (30) Days after notice thereof by Seller;

(v) Any representation made by Purchaser under Article XI shall be false in any material respect when made, unless cured within (30) Days after notice thereof by Seller; or

(vi) Purchaser shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due), and such failure shall continue uncured for thirty (30) Days after notice thereof by Seller, provided that if such failure is not capable of being cured within such period of thirty (30) Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Purchaser is exercising reasonable diligence to cure such failure.

Section 15.2 Remedies for Default. If an Event of Default occurs with respect to a defaulting Party at any time during the Term, the non-defaulting Party may, for so long as the Event of Default is continuing pursue any one or more of the following remedies, (i) withhold any payments due in respect of this Agreement; (ii) terminate this Agreement; and (iii) pursue any other remedies available at Law or in equity except to the extent such remedies are limited or excluded by this Agreement.

Section 15.3. Setoff. At its sole option, and without prior notice to the defaulting Party, the non-defaulting Party may in addition to the remedies set forth above, setoff (i) any amount owed to the non-defaulting Party against any margin or other collateral held by it in connection with any credit support obligation arising under this Agreement; or (ii) any amount payable to the defaulting Party against any amounts payable by the defaulting Party to the non-defaulting Party under any other agreement or arrangement between the Parties.

ARTICLE XVI

INDEMNIFICATION AND LIABILITY

Section 16.1 Indemnification.

Each Party shall indemnify and hold the other Party and its officers, directors, affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all Claims, to the extent caused by the negligence or willful misconduct of the indemnifying Party or the indemnifying Party’s own officers, directors, affiliates, agents, employees, contractors or subcontractors and to the extent such Claims arise out of or relate to the indemnifying Party’s performance under this Agreement, in each case except to the extent such Claims are caused by the negligence, willful misconduct, or breach of this Agreement by the indemnified Party or its officers, directors, affiliates, agents, employees, contractors and subcontractors. In addition, each Party shall each indemnify, defend and hold harmless the other Party from any Claims, and whether or not such Claims result from the negligence or willful misconduct of the indemnifying Party or the indemnifying Party’s own officers, directors, affiliates, agents, employees, contractors or subcontractors, arising from the Gas that occur when risk of loss of the Gas is vested in the indemnifying Party, in each case except to the extent such Claims are caused by the negligence, willful misconduct, or breach of this Agreement by the indemnified Party or its officers, directors, affiliates, agents, employees, contractors and subcontractors. The indemnifying Party shall also reimburse the indemnified Party for any and all legal or other expenses (including attorney’s fees) reasonably incurred by the indemnified Party in connection with Claims subject to this Section 16.1.

Section 16.2 Fines.

(a) Any fines, penalties or other costs incurred by either Party or such Party’s agents, employees or subcontractors for non-compliance by such Party, its agents, employees or subcontractors with the requirements of any Laws or Governmental Approvals shall not be reimbursed by the other Party but shall be the sole responsibility of such non-complying Party.

(b) If such fines, penalties or other costs are assesses against Purchaser by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Seller with any Laws or Governmental Approvals, Seller shall indemnify and hold harmless Purchaser against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Seller to comply therewith. Seller shall also reimburse Purchaser for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Purchaser in connection with such losses, liabilities, damages and claims.

(c) If such fines, penalties or other costs are assessed against Seller by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Purchaser with any Laws or Governmental Approvals, Purchaser shall indemnify and hold harmless Seller against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Purchaser to comply therewith. Purchaser shall also reimburse Seller any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Seller in connection with such losses, liabilities, damages and claims.

Section 16.3 Limitations of Liability, Remedies and Damages.

(a) Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, employee, or affiliate of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement or any breach or failure of performance of either Party and the sole recourse for payment or performance of the obligations under this Agreement shall be against Seller or Purchaser and each of their respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

(b) Notwithstanding any provision in this Agreement to the contrary, each of Seller’s and Purchaser’s respective obligation to pay Replacement Gas Costs shall be limited to a maximum of [*] per Contract Year (the “Yearly LD Limit”). Once a Party has paid Replacement Gas Costs equal to the Yearly LD Limit, such Party’s obligation to pay Replacement Gas Costs thereafter for the remainder of the same Contract Year shall be suspended. However, if the obligation of Seller to pay Replacement Gas Costs during any Contract Year reaches the Yearly LD Limit, then the provisions of Section 10.1 shall apply.

(c) Notwithstanding any provision in this Agreement to the contrary, the total aggregate liability of either Party hereunder, no matter how arising, shall be limited to [*].

(d) THE PAYMENT, EXPRESS REMEDY OR MEASURE OF DAMAGES SET FORTH IN THE VARIOUS SECTIONS OF THIS AGREEMENT

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SHALL BE THE SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO SUCH SECTIONS. EACH PARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES SUFFERED BY THAT PARTY OR BY ANY CUSTOMER OR ANY PURCHASER OF THAT PARTY, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT DAMAGES FOR BREACH BY SELLER BASED ON THE INCREASE, IF ANY, IN PURCHASER’S COST OF OBTAINING REPLACEMENT GAS FROM ANOTHER SOURCE (WHETHER OR NOT SUCH REPLACEMENT GAS IS ACTUALLY PURCHASED BY PURCHASER) OVER THE AMOUNT WHICH WOULD BE PAYABLE BY PURCHASER UNDER THIS AGREEMENT WITH RESPECT TO SUCH GAS NOR LIMIT DAMAGES FOR BREACH BY PURCHASER BASED ON THE REDUCTION, IF ANY, IN PAYMENTS TO SELLER FROM THE SALE OF GAS FROM THE FACILITY ARISING OUT OF SUCH BREACH. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

(e) The provisions of this Article XVI shall survive the termination of this Agreement.

ARTICLE XVII

DISPUTE RESOLUTION

Section 17.1 Senior Officers.

(a) Each of Seller and Purchaser shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

(b) If such designated representatives are unable to resolve a dispute under this Agreement, such dispute shall be referred by each Party’s representatives, respectively, to a senior officer designated by Seller and a senior officer designated by Purchaser for resolution upon five (5) Days’ written notice from either Party.

(c) The Parties hereto agree (i) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner; and (ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

Section 17.2 Further Actions. If, following the above attempts to resolve any dispute arising under this Agreement, the Parties remain unable to resolve such dispute, either Party may pursue any remedies available at Law or in equity consistent with, and subject to the terms of this Agreement.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1 Prudent Industry Practices. All actions required or taken by either Party under this Agreement shall be consistent with Prudent Industry Practices.

Section 18.2 Assignment.

(a) Subject to Section 18.2(b), neither this Agreement, nor any of the rights or obligations hereunder, may be assigned, transferred or delegated by either Party without the express prior written consent of the other Party, which shall not be unreasonably withheld.

(b) Purchaser agrees that (i) Seller may assign, mortgage, hypothecate, pledge or otherwise encumber all or any portion of Seller’s interest in and to this Agreement in favor of any Financing Party and its successors and assigns, and (ii) any such Financing Party may assign such interest in and to this Agreement to any subsequent assignee in connection with the sale, transfer or exchange of its rights under this Agreement or for the purpose of operating the Facility pursuant to such assignment upon and after the exercise of its rights and enforcement of its remedies against the Facility under any deed of trust or other security instrument creating a Lien in its favor. Each of the Parties agrees to execute such documents as reasonably may be requested by any such Financing Party or subsequent assignee to evidence and acknowledge its consent and the effectiveness of any such assignment or Lien. In connection therewith, Purchaser agrees to furnish to the Financing Parties such written information, certificates, opinions, affidavits and other like documents as Seller may reasonably request. In addition, Purchaser shall promptly execute any additional documents, as may be mutually agreed upon in form and substance, that is reasonably requested by the Financing Parties.

Section 18.3 Notices. Except as otherwise specified in this Agreement, any notice, demand for information or documents required or authorized by this Agreement to be given to a Party shall be given in writing and shall be sufficiently given if delivered by overnight mail, overnight courier or hand delivered against written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such Party by overnight mail, overnight courier or hand delivery to such other address as such Party may designate for itself by notice given in accordance with this Section 18.3. Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by telex or facsimile shall be confirmed in writing, delivered or sent as aforesaid, but the failure to so confirm shall not vitiate the original notice. The address for the delivery of notices and bills to each Party and the respective telephone and facsimile numbers are as follows:

If to Purchaser:

Eagle Energy Partners I. L.P.

7904 N. Sam Houston Pkwy., Suite 200

Houston, Texas 77064

Attn: Contract Administration

Phone: 281-781-0333

Fax: 281-781-0360

With a copy to:

Eagle Energy Partners I, L.P.

7904 N. Sam Houston Pkwy., Suite 200

Houston, Texas 77064

Attn: General Counsel

Phone: 281-653-5811

Fax: 281-781-0360

If to Seller:

SNG Export, LLC

312 Walnut Street, Suite 2300

Cincinnati, Ohio 45202

Attn: President

Phone: 513.621.0077

Fax: 513.621.5947

Section 18.4 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Texas, exclusive of conflicts of Laws provisions.

Section 18.5 UCC. Except as otherwise provided for in this Agreement, the provisions of the Uniform Commercial Code (the “UCC”) of the state whose Laws shall govern this Agreement shall be deemed to apply to this Agreement and natural gas shall be deemed to be a “good” for purposes of the UCC. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SELLING PARTY EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 18.6 Entire Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any and all previous understandings or agreements between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 18.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 18.8 Modification or Amendment. No modification, amendment or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Parties.

Section 18.9 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law or by any Government Agency, (a) such term or provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 18.10 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one agreement binding on both Parties hereto and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

Section 18.11 Confidential Information. Any information provided by either Party to the other Party pursuant to this Agreement and labeled “CONFIDENTIAL” shall be utilized by the receiving Party solely in connection with the purposes of this

Agreement and shall not be disclosed by the receiving Party to any third party, except with the providing Party’s written consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that such information may be disclosed to actual and prospective Financing Parties, and other third parties, who are bound by a written confidentially agreement with one of the Parties, as may be necessary for Purchaser and Seller to perform their obligations under this Agreement and the Financing Documents. To the extent that such disclosures are necessary, the Parties also agree that they shall endeavor in disclosing such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either Party from providing any confidential information received from the other Party to any court in accordance with a proper discovery request or in response to the reasonable request of any Government Agency charged with regulating the disclosing Party’s affairs, provided that, if feasible, the disclosing Party shall give prior notice to the other Party of such disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose or resist the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.

Section 18.12 Independent Contractors. The Parties are independent contractors. Nothing contained herein shall be deemed to create an association, joint venture, partnership or principal/agent relationship between the Parties hereto or to impose any partnership obligation or liability on either Party. Neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

Section 18.13 Third Parties. This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty or liability to, or standard of care with reference to, any other Person.

Section 18.14 Forward Contract. The parties agree that the Gas transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Purchaser and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.

[signature page follows]

Executed to be Effective as of the 13th day of Feb. 2007.

EAGLE ENERGY PARTNERS I, L.P.

By:	/s/ Illegible
Name:	Illegible
Title:	President

SNG EXPORT, LLC

By:	/s/ Illegible
Name:	Illegible
Title:	Commercial Director